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As filed with the Securities and Exchange Commission on February 25, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2906244 (I.R.S. Employer Identification No.)
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey N. Siegel, Esq.
Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per security (1)	Proposed maximum aggregate offering price (1)(2)	Amount of Registration Fee

Common stock, par value $.01 (3)

Preferred stock, par value $.01

Warrants (4)

Rights

Units

Stock Purchase Contracts

Total			$100,000,000	$12,670

(1)
Under Rule 457(o) and General Instruction II.D of Form S-3 under the Securities Act of 1933, the table does not specify, by each class, information as to the amount to be registered, the proposed maximum aggregate price per unit or the proposed maximum aggregate offering price. In addition to such presently indeterminate principal amount or number of securities of each class being registered hereunder for offerings from time to time by Registrant, there are also being registered hereunder such presently indeterminate principal amount or number of shares of Registrant's common stock, preferred stock, depositary shares, warrants, units and stock purchase contracts as are issuable upon conversion, exercise, exchange or settlement of securities registered hereunder. No separate cash consideration will be received for any securities registered hereunder that are issued upon conversion or exercise of, or in exchange for, other securities registered hereunder. For each class of security, the amount to be registered, the proposed maximum aggregate price per unit and the proposed maximum aggregate offering price will be determined by Registrant from time to time in connection with the issuance of the securities. In no event will the aggregate initial offering price of all securities issued from time to time under the prospectus contained in this registration statement exceed $100,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)
Estimated solely for purposes of determining the registration fee under Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all of the securities included in the table. In accordance with Rule 457(g), no separate registration fee is required in connection with the warrants or other rights registered hereunder to purchase other securities being registered hereunder.

(3)
Also relates to stock purchase rights that are attached to all shares of common stock of the Registrant in accordance with the Third Amended and Restated Rights Agreement between the Registrant and The Bank of New York, dated October 14, 2003. These rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferred along with and only with the common stock. The value attributable to these rights, if any, is reflected in the value of the common stock.

(4)
Includes warrants to purchase common stock and warrants to purchase preferred stock.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated February 25, 2004

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

MIDWAY GAMES INC.
Common Stock, par value $.01
Preferred Stock, par value $.01
Warrants
Rights
Units
Stock Purchase Contracts

        The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $100,000,000. We may offer and sell any combination of the securities described in this prospectus in different series at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. We will describe in one or more prospectus supplements the securities we are offering and selling, as well as the specific terms of the securities.

        You should read this prospectus and the accompanying prospectus supplement(s) carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        We may sell the securities directly, or we may distribute them through Banc of America Securities LLC or other agents, underwriters or dealers we select. In addition, the underwriters may overallot a portion of the securities. More detailed information about the distribution of the securities is found in the section of this prospectus entitled "Plan of Distribution."

        Our common stock is listed on the New York Stock Exchange under the symbol "MWY." On February 20, 2004, the last reported sale price of our common stock on the NYSE was $5.53 per share. Unless we state otherwise in a prospectus supplement, we will not list any other class of these securities on any securities exchange or on the NYSE.

Investing in our securities involves risks. See "Risk Factors" on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February            , 2004.

Prospectus Summary

        You should carefully read both this prospectus and the prospectus supplement(s) for details about this offering, including the information under the heading "Risk Factors" below. You should also carefully read the documents that are incorporated by reference in this prospectus identified under the heading "Documents Incorporated by Reference" at the end of this prospectus.

About the Offering

        This prospectus is part of a registration statement that we filed with the SEC using the "shelf" registration process. Under this process, we may offer any combination of securities described in this prospectus at any time or times in one or more offerings of up to a total amount of $100,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we make an offering of any of these securities, we will provide a prospectus supplement to you that will contain specific information about the terms of that offering. The prospectus supplement(s) may also add, update or change information contained in this prospectus.

About Midway

        We develop and publish interactive entertainment software. Midway and our predecessors have been in the business of creating videogames for more than 20 years and have published over 400 titles in that time. We currently develop and publish games for play on all the major home videogame consoles and handheld game platforms, including Sony's PlayStation 2 computer entertainment system, Microsoft's Xbox and Nintendo's Game Boy Advance. Our titles include many of the most popular game genres such as action, adventure, driving, extreme sports, fighting, role-playing, sports and strategy.

        Over the years, we have released many successful videogames, including Mortal Kombat, a line of games that has sold over 20 million copies, MLB Slugfest, SpyHunter, NHL Hitz, Ready 2 Rumble Boxing, Hydro Thunder, San Francisco Rush Extreme Racing, NFL Blitz, Area 51, Cruis'n USA, NBA Jam, Rampage, Gauntlet, Joust, Defender, Centipede, Asteroids and Pong.

        Midway is our registered trademark. Our product names mentioned in this prospectus are also our trademarks, except where we license them. Other product names mentioned in this prospectus are the trademarks of their respective owners.

        Midway is a Delaware corporation formed in July 1988. Our principal executive office is located at 2704 West Roscoe Street, Chicago, IL 60618, telephone no. (773) 961-2222. Our website is located at www.midway.com. Information contained on our website is not a part of this prospectus, and the address given above is an inactive textual reference only.

Risk Factors

        Investing in our securities involves risks. The most significant factors that make an investment in our securities risky or speculative are discussed (a) below; (b) under the caption "Risk Factors" in our most recent Annual Report on Form 10-K and any amendment to that report; and (c) in the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to those reports that are incorporated by reference in this prospectus. These factors, and others that are not presently known to us, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occur, our business may suffer, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

Ratio of Earnings to Combined Fixed Charges and Redeemable Preferred Stock Dividends

        The following table displays our ratio of earnings to combined fixed charges and redeemable preferred stock dividends for the periods indicated. For purposes of calculating this ratio, earnings consist of net income (loss)

before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt expenses and estimated interest portion of rentals.

Fiscal Years Ended December 31,		Six-Months Ended December 31,		Fiscal Years Ended June 30,
2003	2002	2001	2000	2001	2000	1999
(1)	(1)	(1)	(1)	(1)	(1)	14.0

(1)
For these periods, earnings were insufficient to cover the combined fixed charges and redeemable preferred stock dividends. The dollar deficiency resulting in less than one-to-one coverage (in thousands) is $116,670, $68,141, $10,405, $20,739, $77,112 and $19,580 for the ratio of earnings to combined fixed charges and redeemable preferred stock dividends for the years ended December 31, 2003 and 2002, the six-months ended December 31, 2001 and 2000, and the years ended June 30, 2001 and 2000, respectively. Refer to Exhibit 12.1 to the registration statement of which this prospectus forms a part for information regarding the computation of the ratio of earnings to combined fixed charges and redeemable preferred stock dividends.

Forward-Looking Statements

        Some of the information in this prospectus and the accompany supplement(s) contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be found throughout this prospectus and the prospectus supplement(s), particularly under the headings, "Risk Factors", "Dividend Policy" and "Use of Proceeds," among others, as well as in the information incorporated by reference in this prospectus. These statements describe our plans, strategies and goals and our beliefs concerning future business conditions and our business outlook based on currently available information. Forward-looking statements typically are identified by use of terms describing future events and terms such as "may," "will," "should," "expect," "anticipate," "plan," "strategy," "seek," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. The forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. You should consider carefully the discussion of risks and uncertainties incorporated by reference as described under the heading "Risk Factors" above and in other sections of this prospectus and the supplement(s), as well as in the information incorporated by reference, which identify factors that could cause events or our actual results to differ from the expectations expressed in the forward-looking statements. We make no commitment to update the forward-looking statements included in this prospectus, except as required by law.

Use of Proceeds

        Unless otherwise specified in a prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities to which this prospectus and the accompanying prospectus supplement(s) relate for general corporate purposes, including for working capital, financing capital expenditures, research and development, marketing and distribution efforts and, if opportunities arise, for acquisitions or strategic alliances. We currently have no plans, and are not in negotiations, relating to acquisitions, investments or strategic alliances to be financed through proceeds from the sale of securities under this prospectus. Pending those uses, we may invest the net proceeds in interest bearing securities.

Common Stock Market Price Data

        Our common stock trades publicly on the NYSE under the symbol "MWY." The following table shows the high and low closing sale prices of our common stock for the periods indicated as reported on the NYSE:

Calendar Period	High	Low
2002
First Quarter	$15.02	$10.44
Second Quarter	14.22	8.30
Third Quarter	8.12	3.85
Fourth Quarter	7.22	3.89
2003
First Quarter	$4.62	$2.95
Second Quarter	4.22	3.14
Third Quarter	3.82	2.10
Fourth Quarter	3.92	2.62
2004
First Quarter (through February 20, 2004)	$5.66	$3.65

        On February 20, 2004, there were approximately 1,050 holders of record of our common stock.

Dividend Policy

        We have never paid cash dividends on our common stock. In addition, under our agreements with our bank and with some of our securityholders, we are prohibited from paying cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business.

Description of Capital Stock

        Our authorized capital stock consists of 200 million shares of common stock, $.01 par value per share, of which 55.9 million shares were outstanding on February 20, 2004 (not including 2.9 million treasury shares), and 5 million shares of preferred stock, $.01 par value per share, of which 3,500 shares of Series D Convertible Preferred Stock were outstanding on February 20, 2004. The number of shares of our common stock that would be issued if all of the outstanding Series D preferred stock were immediately converted is 9.6 million. The holders of the Series D preferred stock have the right to purchase 1,250 additional shares of Series D preferred stock, which would be convertible into an additional 3.1 million shares of our common stock, assuming that no adjustments are triggered. In addition, we may elect to issue shares of common stock in payment of quarterly dividends on the Series D preferred stock. We also have 16.2 million shares reserved for issuance under outstanding stock options and compensation plans, and 2.9 million shares are issuable under outstanding warrants.

        Our Third Amended and Restated Rights Agreement (the "Rights Agreement") with The Bank of New York as rights agent gives the holders of our common stock, and some of our other securityholders, as described below, rights to purchase our Series A Preferred Stock, par value $.01 per share, under the circumstances described below.

        The following descriptions are qualified by reference to our certificate of incorporation, bylaws and Rights Agreement, copies of which are filed as Exhibits to the documents incorporated by reference in this prospectus.

Description of Common Stock

        Our common stockholders vote as a single class on all matters submitted to a vote of the stockholders, including the election of directors, with each share of common stock entitled to one vote. No cumulative voting exists for the election of directors, with the result that the stockholders owning more than 50% of our common stock voting for the election of directors can elect all of the directors.

        Stockholders as of a date chosen by our board of directors will share ratably in any dividends from available funds declared by our board, subject to the rights of any series of our preferred stockholders. Upon our liquidation, dissolution or winding up, common stockholders share proportionately in any distribution of our assets after the payment of all debts and other liabilities, subject to any superior rights of our preferred stockholders.

        Other than the rights described below, common stockholders do not have preemptive or other subscription rights, and no conversion rights or redemption or sinking fund provisions apply to our common stock. All of our common stockholders have paid in full for their shares. See "Description of Preferred Stock—Series D Preferred Stock—Registration Rights."

        The Board may issue our authorized but unissued shares of common stock at such times, to such persons and for such consideration as the Board may determine to be in our best interests without further stockholder approval, except as otherwise may be required by statute or stock exchange rules.

        Issuance of additional shares of our common stock or preferred stock would affect the existing holders of shares by diluting the voting power of the outstanding shares. In addition, if we issue securities for acquisitions, as compensation or for other purposes, our then-current stockholders would suffer dilution in their percentage ownership of common stock. The future issuance, or even the potential issuance, of shares at a price below the then-current market price may depress the future market price of our common stock.

        Other Charter Provisions.    Our certificate of incorporation and bylaws provide that, except as otherwise provided by law:

  •
  directors may be removed, by a vote of the stockholders, only for cause;

  •
  any vacancy on the Board may be filled only by a vote of a majority of the remaining directors then in office;

  •
  there may be no stockholder action by written consent;

  •
  only the President, the Chairman of the Board or the entire Board may call special meetings of stockholders, and the only business permitted to be conducted at special meetings of stockholders is business brought before the meeting by or at the direction of the Board;

  •
  stockholders must follow an advance notice procedure for the submission of director nominations and other business to be considered at an annual meeting of stockholders; the failure to deliver proper notice within the period specified in the bylaws will result in the denial to the stockholder of the right to make nominations or propose actions at the meeting;

  •
  either a majority vote of the Board or an affirmative vote of at least 80% of outstanding common stock is needed in order to adopt, amend or repeal our bylaws; and

  •
  an affirmative vote of 80% of outstanding common stock is needed in order to amend or repeal the above provisions.

        Transfer Agent.    The Transfer Agent and Registrar for our common stock is The Bank of New York, with an address at 101 Barclay Street, 22W, New York, New York 10286.

Rights Agreement

        The following is a brief description of our Rights Agreement as amended to date. "Preferred Securities," as used below, means our Series D Preferred Stock and associated warrants issued on October 14, 2003, and the warrants associated with the issuance of our Series B Convertible Preferred Stock originally issued on May 22, 2001.

        We issue one right for each share of our common stock issued, whether originally issued or from our treasury, and also issue rights in respect of Preferred Securities equal to the number of shares of common stock to which the holders of Preferred Securities would be entitled if those holders were to convert or exercise their Preferred Securities, without regard to any applicable limitations, from time to time. We began issuing rights on October 30, 1996, the effective date of our initial public offering, and we will continue to issue rights to our common stockholders and holders of Preferred Securities until the Rights Distribution Date, defined below. The rights holders cannot exercise the rights until after the Rights Distribution Date. Moreover, the rights will expire at the close of business on December 31, 2006 unless we redeem them earlier, as described below. When exercisable, each right entitles its holder to purchase from us one one-hundredth (1/100) of a share of our Series A Preferred Stock, at an exercise price of $100.00, subject to antidilution adjustments.

        The rights will not, however, be exercisable, transferable separately or trade separately from the shares of common stock or Preferred Securities, until (a) the tenth business day after the public announcement that a person or group is an Acquiring Person, which term is defined below, or (b) the tenth business day (or such later day as our board of directors, with the concurrence of a majority of Continuing Directors, which term is defined below, determines) after a person or group announces a tender or exchange offer, which, if consummated, would result in the person or group beneficially owning 15% or more of our common stock, the earlier of the dates being referred to in this prospectus as the "Rights Distribution Date."

        "Continuing Director" means a director in office prior to the distribution of the rights and any director recommended or approved for election by that director but does not include any representative of an Acquiring Person.

        In general, "Acquiring Person" means any person or group of affiliated persons, other than any person or group of affiliated persons whose acquisition of 15% or more is approved by the board in advance, who, after the date of adoption of the Rights Agreement, acquires beneficial ownership of 15% or more of our outstanding shares of common stock.

        If a person or group of affiliated persons becomes an Acquiring Person, then each right, other than rights owned by the Acquiring Person and its affiliates and associates, will entitle the holder thereof to purchase, for an exercise price of $100.00, subject to antidilution adjustments, a number of shares of our common stock having a then-current market value of twice the exercise price. In other words, each right would entitle its registered holder to purchase $200.00 worth of common stock for $100.00.

        If at any time after the date of a public announcement that a person or group is an Acquiring Person (the "Stock Acquisition Date") we merge with another entity, and our common stock is changed into or exchanged for other securities or assets, or we sell more than 50% of our assets or earning power to another entity, then each right holder may purchase, for the exercise price, the number of shares of common stock of the other entity having a current market value of twice the exercise price. The foregoing will not apply to (i) a transaction approved by our board of directors, or, after the Stock Acquisition Date, a majority of the Continuing Directors, or (ii) a merger which follows a cash tender offer approved by our board of directors, or, after the Stock Acquisition Date, a majority of Continuing Directors, for all outstanding shares of common stock, so long as the consideration received by the rights holders in the merger is the same in form and not less than the amount paid in the tender offer.

        Subject to the limitations summarized below, the rights are redeemable at our option, at any time prior to the earlier of the Stock Acquisition Date or the rights' expiration date, for $.01 per right, payable in cash or shares of our common stock. Generally, the decision to redeem requires the concurrence of a majority of the Continuing Directors. In the event a majority of the board of directors is changed by vote of the common stockholders, the rights shall not be redeemable for a period of ten business days after the date that the new directors take office. Moreover, no redemption will occur if any tender or exchange offer then outstanding is not kept open for the ten business day period.

        At any time after any person becomes an Acquiring Person, the board of directors may exchange the rights, other than rights owned by the Acquiring Person and its associates, for common stock on the basis of an exchange ratio of one share of our common stock for each right, subject to adjustment.

        Until the Rights Distribution Date, the common stock and Preferred Securities certificates will represent the rights, and holders may only transfer rights together with the common stock and Preferred Securities certificates. We will mail separate certificates representing the rights, however, to common stock holders and Preferred Stock holders as of the Rights Distribution Date. The rights, before they are exercised, do not provide their holders with any right to vote or receive dividends.

        The purchase price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends on, and subdivisions, combinations or reclassification of, the shares of common stock prior to the Rights Distribution Date, and in other specified events.

        The board of directors may further amend or restate the Rights Agreement in any manner prior to the Rights Distribution Date. After the Rights Distribution Date, the board may amend the Rights Agreement only (a) to cure ambiguities; (b) to shorten or lengthen any time period, subject to limitations; or (c) if the amendment does not adversely affect the interests of the rights holders and does not relate to any principal economic term of the rights.    Holders of our common stock on the applicable record date are entitled to share ratably in any dividends as may be declared from time to time by the board of directors out of funds legally available therefor, subject to the rights of the holders of any series of Preferred Stock. See "Dividend Policy."

Other Provisions of Delaware Law Affecting Holders

        Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% of more of a corporation's outstanding voting stock) for three years following the time the person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in the person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer); or (iii) at or subsequent to the time the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock excluding shares owned by the interested stockholders.

        Our Certificate of Incorporation limits personal liability for directors to the fullest extent permitted under the DGCL. Section 102(b)(7) of the DGCL permits a corporation to eliminate or limit the personal liability of a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 174 of the DGCL relating to unlawful payment of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Under Section 145 of the DGCL, our directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to us.

        Our Certificate of Incorporation and Bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom we shall have power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by that section, and (ii) advance related expenses to the indemnified persons. The indemnification and advancement of expenses provided for by the DGCL is not exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices, and continues after a person ceases to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of indemnified persons.

        We have also entered into indemnification agreements with directors and officers (the "Indemnity Agreements"). The Indemnity Agreements provide for indemnification to the fullest extent permitted by the laws of the State of Delaware and obligate us to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase that protection.

Description of Preferred Stock

        Our Board of Directors has authority (without action by the stockholders) to issue up to 5,000,000 authorized and unissued shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix, by resolution, the voting powers, designations, preferences and relative, optional or other special rights thereof, including liquidation preferences and the dividend, conversion and redemption rights of each series.

        We will describe the specific terms of any series of preferred stock which we may offer in a prospectus supplement. The rights, preferences, privileges and restrictions of the preferred stock of each series which may be offered will be fixed by the certificate of designations relating to that series and will be filed with the SEC with an amendment to the registration statement of which this prospectus is a part or a report on Form 8-K at or prior to the time the series of preferred stock is offered.

        A prospectus supplement with respect to the issuance of a series of preferred stock will specify:

  •
  the maximum number of shares of each series;

  •
  the designation of the shares;

  •
  the annual dividend rate, if any, of the shares, whether the dividend rate is fixed or variable, whether the series of preferred stock will be issued with original issue discount and, if so, the computed dividend rate thereon, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

  •
  the price and the terms and conditions for redemption, if any, of the shares, including redemption at our option or at the option of the holders, the time period for redemption, and any accumulated dividends or premiums;

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  the liquidation preference, if any, of the shares, and whether any accumulated dividends would be paid upon the liquidation, dissolution or winding up of our affairs;

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  any sinking fund or similar provision of the shares, and, if so, the terms and provisions relating to the purpose and operation of the fund;

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  the terms and conditions, if any, for conversion or exchange of the shares into any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

  •
  any applicable material United States federal income tax consequences relating to the series of preferred stock;

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  the voting rights, if any, of the shares; and

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  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions relating to the series of preferred stock.

        Series D Preferred Stock.    We have designated 4,750 shares of our preferred stock as Series D preferred stock. We have 3,500 shares of Series D preferred stock outstanding, which are convertible into our common stock until March 15, 2006, subject to adjustment and limited redemption rights, at a conversion price of $3.65 per common share, for a total of 9,589,041 shares of common stock. The investors who own the Series D preferred stock also have the right to purchase an additional 1,250 shares of Series D preferred stock at any time prior to May 15, 2004, for a total purchase price of $12,500,000. If issued, the 1,250 additional shares of Series D preferred stock will be convertible until March 15, 2006, subject to adjustment and limited redemption rights, at a conversion price of $4.00 per common share, for a total of 3,125,000 shares of common stock.

        The Series D preferred stock carries a cumulative dividend on the stated value of $10,000 per share, payable in quarterly payments at a rate of 5.75% per annum, which will be reduced to 4.75% per annum if, in any year, we have consolidated annual revenues in excess of $130 million and the amount of loss per share does not exceed $0.25 per share. Dividends may be paid in cash, or at our option, in registered shares of our common stock, provided that the weighted average price of our common stock is $2.00 or more for the eight business days prior to the dividend date. The number of shares to be issued in payment of a dividend will be determined based upon 97.5% of the weighted average price of our common stock over the five consecutive trading days prior to the dividend date. Subject to the rights of other holders of any classes of preferred stock of equal rank with the Series D preferred stock, the holders of the Series D preferred stock shall also participate in dividends and distributions made to holders of our common stock to the same extent as if they had converted their Series D preferred stock to common stock.

        The liquidation preference for each share of Series D preferred stock is equal to the stated value plus accrued and unpaid dividends and any default interest. Without the consent of the holders of the Series D preferred stock, we may not issue capital stock that is of equal or senior rank to the Series D preferred stock in respect of preferences for distributions upon liquidation

        No holder of shares of Series D preferred stock may convert shares of Series D preferred stock into shares of our common stock to the extent that the holder and its affiliates own, or would own after the issuance of the shares upon conversion, more than 4.99% of the shares of our common stock outstanding following the conversion.

        Adjustments.    The conversion price of the Series D preferred stock is subject to adjustment if we:

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  issue any shares of our common stock for consideration less than the conversion price of the Series D preferred stock, excluding shares (a) issued upon the conversion of the Series D preferred stock or exercise of the warrants which were issued by us in connection with the Series D preferred stock; (b) issued pursuant to stock plans existing at the time of issuance of the Series D preferred stock; or (c) issued pursuant to options, warrants or convertible securities outstanding as of May 16, 2003;

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  issue options, warrants or convertible securities for an exercise price or conversion price less than the conversion price of the Series D preferred stock other than options issued under our employee plans;

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  pay a dividend or other distribution, other than a dividend on the Series D preferred stock, in shares of our common stock; or

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  subdivide, reclassify or combine our common stock.

        If we issue shares of our common stock to a "financial buyer" (meaning all issuances other than (a) pursuant to a strategic financing; (b) to officers, directors, employees or consultants pursuant to our stock plans; (c) as consideration for mergers or acquisitions; or (d) in connection with a registered rights offering or registered underwritten offering) for consideration less than the conversion price of the initial 3,500 shares of Series D preferred stock or issue securities to a financial buyer convertible into shares of our common stock at a conversion price less than the conversion price of the initial Series D preferred stock, then the conversion price of the initial 3,500 shares of Series D preferred stock will be reduced to the same price at which we issued shares to the financial buyer or the conversion price of the convertible securities we issued to the financial buyer, whichever is applicable. In all other instances described above, there will be a proportionate adjustment of the applicable conversion price.

        In addition, if we issue or sell securities convertible into or exercisable for shares of our common stock for a variable consideration, the holders of the Series D preferred stock may elect to substitute the variable consideration for the applicable conversion price.

        Any prospectus supplement will state whether the offering will result in an adjustment to the conversion price of the Series D preferred stock.

        Mandatory Redemption.    The Series D preferred stock matures on March 15, 2006, at which time the outstanding preferred stock must be redeemed in cash or converted at our election. We must make this election on or before the 125th trading day prior to the maturity date, or we will be deemed to have elected to convert the Series D preferred stock. If we have elected to convert any shares of Series D preferred stock at maturity, then a minimum common share price is established equal to 50% of the closing bid price of the common stock on the 126th trading day before the maturity date. For each trading day during the 120 trading days preceding the maturity date that the average closing bid price of the common stock is less than that minimum common share price, we will be required to use cash to redeem 1/120 of the shares of Series D preferred stock that we had elected to redeem using common stock. The amount required to be paid to redeem shares of Series D preferred stock will be equal to the stated value plus accrued and unpaid dividends.

        Right of Holders to Require Redemption.    If we breach our agreements with the holders of the preferred stock, or upon a change of control of Midway, the holders of the Series D preferred stock may require us to repurchase the outstanding shares of Series D preferred stock, or the affected shares, for cash at a premium. For these purposes, a change in control is any sale of all or substantially all of our assets or stock or any business combination such as a merger with another company if, following the sale or other transaction, the holders of our common stock do not have sufficient voting power to elect a majority of the members of the board of directors of the purchaser or surviving entity. The premium is 25% above the stated value in the case of a change of control. The premium is 20% above the stated value if any of the following occur:

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  we fail to maintain the effectiveness of the registration statement covering all of the issuable common stock beyond permitted grace periods;

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  suspension from trading or failure of our common stock to be listed on the NYSE, the Nasdaq National Market, the American Stock Exchange or The Nasdaq SmallCap Market for five consecutive trading days or for more than ten trading days in any 365-day period; or

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  we state an intention not to comply with the conversion requirements of the Series D preferred stock or fail to deliver common stock upon conversion of shares of Series D preferred stock within the allowable time periods.

        The premium is 10% above the stated value if we breach any other agreement with, or representation or warranty made to, the investors in our Series D preferred stock, except if the breach would not have a material adverse effect on our business.

        Required Conversion.    We have the right, during the nine-month period prior to the maturity date, to require the holders of the preferred stock to convert the Series D preferred stock to common stock if the weighted average price of our common stock for any 15 of 20 consecutive trading days during that nine-month period is at or above $6.00, with respect to the 3,500 initial shares of Series D preferred shares, and at or above $7.00 with respect to the 1,250 additional preferred shares.

        In the event we publicly disclose a business transaction with an unaffiliated third party under which our stockholders are to receive cash for their shares of common stock then we have the right to elect to redeem the preferred stock for cash in an amount equal to 135% of the stated value of the preferred stock for a transaction occurring on or prior to May 16, 2004; 130% of the stated value of the preferred stock for a transaction occurring from May 17, 2004 through May 16, 2005; and 125% of the stated value for a transaction occurring from May 17, 2005 through May 16, 2006.

        Voting Rights.    Other than as required by law, the holders of the preferred stock have no voting rights, except that the consent of holders of at least 80% of the outstanding preferred stock will be required to effect any change in either our certificate of incorporation or certificate of designations that would change any of the rights of the preferred stock.

        Participation Rights.    Until June 5, 2005, the holders of the Series D preferred stock have the right to purchase a total of up to one third of any securities that we offer on the same terms as we offer them to any other purchasers. This right does not apply in the case of underwritten public offerings, issuances at or above the prevailing market price to investors for a primary purpose other than to raise capital, or offerings under the company's benefit plans and in other specified instances.

Description of Warrants to Purchase Common Stock or Preferred Stock

        The following is a general description of the common stock warrants and preferred stock warrants to which this prospectus and any prospectus supplement may relate. A description of our outstanding common stock purchase warrants is located at the end of this section.

        The applicable prospectus supplement will describe the specific terms of the common stock warrants or preferred stock warrants offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those stock warrants.

        This description is subject to the detailed provisions of a stock warrant agreement that we will enter into with a stock warrant agent we select at the time of issue. The stock warrant agent will act solely as our agent in connection with the stock warrants and will not assume any obligation, or agency or trust relationship, with the holders of the stock warrants. The stock warrant agreement will be filed with the SEC in connection with the offering of the stock warrants. Whenever particular provisions of the stock warrants or the stock warrant agreement, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the stock warrants and the stock warrant agreement because they, and not this description, will describe every detail of the terms of the stock warrants.

        We may issue stock warrants evidenced by stock warrant certificates under the stock warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

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  the title of the stock warrants;

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  the aggregate number of the stock warrants;

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  the offering price or prices, if any;

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  if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

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  the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

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  the dates on which the right to exercise the stock warrants begin and expire;

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  whether the stock warrant certificates representing the stock warrants will be issued in registered form or bearer form;

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  if applicable, the minimum or maximum amount of such stock warrants that may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such stock warrants are issued and the number of such stock warrants issued with each such security;

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  if applicable, the date on and after which such stock warrants and the securities with which they are issued will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  a discussion of material United States federal income tax considerations;

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  call provisions, if any;

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  the currency or currencies, including composite currencies, in which the offering price and exercise price are payable;

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  if applicable, the antidilution provisions of the stock warrants; and

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  any other terms of such stock warrants, including terms, procedures and limitations relating to the exchange and exercise of such stock warrants.

        The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

        Exercise of Stock Warrants.    You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment in full of the exercise price. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

        No Rights as Stockholders.    You will not have any rights as a holder of the securities underlying the stock warrants by virtue of your ownership of those stock warrants. Accordingly, as a holder of stock warrants, you are not entitled to vote, to consent or to receive dividends in connection with the securities underlying such stock warrants, to receive notice with respect to any meeting of holders of such underlying securities, or to exercise any other rights whatsoever with respect to the securities underlying their stock warrants, until you have become a holder of such underlying securities upon exercise of your stock warrants.

        Outstanding Warrants.    We have issued 1,141,000 common stock purchase warrants to the investors in our Series D preferred stock which have an exercise price $3.75 per share and expire on May 16, 2006. We issued 1,050,000 common stock purchase warrants to the investors in our Series B convertible preferred stock which have an exercise price of $9.33 and expire on May 22, 2004. We also issued 555,161 common stock purchase warrants which have an exercise price of $9.33 and 123,821 common stock purchase warrants with an exercise price of $10.60 to the placement agent in connection with the issuance of our Series B preferred stock. The placement agent warrants expire on May 21, 2006 and August 20, 2006, respectively. All of these warrants remain outstanding although there are no longer any shares of Series B preferred stock outstanding.

        The holders of the warrants are entitled to effect a cashless exercise of the warrants. No holder of the warrants may exercise its warrants to the extent that it and its affiliates own or would own upon exercise of the warrants beneficially more than 4.99% of the shares of our common stock outstanding following the exercise.

        The warrants contain provisions for the adjustment of the exercise price and the number of shares which may be purchased upon exercise of the warrants. If we subdivide (by any stock split, stock dividend, recapitalization or otherwise) any of our outstanding common stock into a greater number of shares, the warrant exercise price will be proportionately reduced and the number of shares of common stock issuable upon exercise of the warrants will be proportionately increased so that the aggregate exercise price of the adjusted warrants equals the aggregate exercise price of the original warrants. If we combine (by combination, reverse stock split or otherwise) our common stock into a smaller number of shares, the warrant exercise price will likewise be proportionately increased and the number of shares issuable upon exercise of the warrants will be proportionately decreased.

        The exercise price of the warrants that were issued to investors in our Series B and Series D preferred stock is also subject to adjustment, with a corresponding adjustment in the number of shares which may be issued upon conversion if we:

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  issue any shares of our common stock for consideration less than the exercise price of the Series D warrants or Series B warrants, excluding shares (a) issued upon the conversion of the Series D preferred stock or exercise of any of the Series D warrants, the Series B warrants and the placement agent warrants; (b) issued pursuant to stock plans existing at the time of issuance of the applicable warrant; or (c) issued pursuant to options, warrants or convertible securities outstanding as of May 16, 2003 in the case of the Series D warrants and May 22, 2001 in the case of the Series B warrants;

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  issue options, warrants or convertible securities for an exercise price or conversion price less than the exercise price of the applicable warrant other than options issued under our employee plans;

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  pay a dividend or other distribution, other than a dividend on the Series D or Series B preferred stock, in shares of our common stock; or

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  subdivide, reclassify or combine our common stock.

        If we issue shares of our common stock to a financial buyer for a consideration less than the exercise price of the Series B warrants or issue securities to a financial buyer convertible into shares of our common stock at a conversion price less than the exercise price of the Series B warrants, then the exercise price of the Series B warrants will be reduced to the same price at which we issued shares to the financial buyer or the conversion price of the convertible securities we issued to the financial buyer, whichever is applicable and the number of shares issuable upon exercise of the Series B warrant will be proportionately increased. In all other instances described above, there will be a proportionate adjustment of the applicable exercise price and number of shares issuable upon exercise.

        Any prospectus supplement will state whether the offering will result in an adjustment to the exercise price and number of shares issuable upon exercise of the warrants.

        If we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the holders of our common stock, the holders of the Series D warrants and Series B warrants will be able to acquire the same rights as they would have been able to acquire and on the same terms as if they had exercised their warrants prior to the grant, issuance or sale.

Description of Rights

        We may issue rights for the purchase of shares of preferred stock or common stock. Each series of rights will be issued under a separate rights agreement between us and a bank or trust company, all as set forth in the prospectus supplement relating to the particular issue of rights. The bank or trust company will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights have been or will be filed as exhibits to the registration statement of which this prospectus forms a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus.

        The applicable prospectus supplement will describe the terms of the rights to be issued, including the following where applicable:

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  the date for determining the stockholders entitled to the rights distribution;

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  the aggregate number of shares of preferred stock or common stock purchasable upon exercise of such rights and the exercise price;

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  the aggregate number of rights being issued;

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  the date, if any, on and after which such rights may be transferable separately;

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  the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

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  any special United States federal income tax consequences; and

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  any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Description of Units and Stock Purchase Contracts

        The following is a general description of the terms of units and stock purchase contracts to which this prospectus and any prospectus supplement may relate. The particular terms of any units or stock purchase contracts we offer will be described in the prospectus supplement and, if applicable, a discussion of material United States federal income tax consequences of owning the units or stock purchase contracts offered. This description is subject to the stock purchase contracts, and any collateral arrangements and depositary arrangements, relating to the stock purchase contracts or units, each of which will be filed with the SEC in connection with the offering of units or stock purchase contracts. Whenever particular provisions of such documents, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the stock purchase contracts, and any collateral arrangements and depositary arrangements, because they, and not this description, will describe every detail of the terms of the units and stock purchase contracts.

        We may issue stock purchase contracts, including contracts obligating holders of such contracts to purchase from us, and obligating us to sell to such holders, a specified number of shares of common stock or preferred stock at a future date or dates. We may fix the consideration per share of common stock or preferred stock at the time we issue the stock purchase contracts, or the consideration may be determined by referring to a specific formula stated in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of units consisting of a stock purchase contract and preferred securities or debt obligations of third parties, including U.S. Treasury securities, which secure the holders' obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the units or vice versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

Summary of United States Federal Income Tax Consequences

        The following is a summary of material United States federal income tax consequences of the ownership and disposition of the common stock and preferred stock that may be offered hereunder. A summary of material United States federal income tax consequences of the ownership and disposition of the other securities that may be offered hereunder will be provided in the applicable prospectus supplement, as will any information that updates or changes the information provided below. This summary deals only with common stock and preferred stock held as capital assets by U.S. holders.

        As used herein, a "U.S. holder" is any beneficial owner of the common stock or preferred stock that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. holders prior to such date may also be treated as U.S. holders. As used herein, "non-U.S. holders" are beneficial owners of the common stock or preferred stock, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the common stock or preferred stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the common stock or preferred stock.

        This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not discuss special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, holders who hold our common stock or preferred stock as part of a hedge, straddle, "synthetic security," constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, or certain U.S. expatriates. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the common stock and preferred stock. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

        You should consult with your own tax advisor regarding the federal, state, local and foreign income, franchise, personal property, and any other tax consequences of the ownership and disposition of the common stock or preferred stock.

Taxation of Holders of Common Stock and Preferred Stock

        This subsection describes material United States federal income tax consequences of owning and disposing of the common stock and preferred stock that we may offer.

U.S. Holders

        Dividends.    The amount of any distribution we make in respect of our stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, a distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the stock and thereafter as gain from the sale or exchange of such stock as described below.

        In general, a dividend distribution to a corporate U.S. holder will qualify for the 70% dividends-received deduction, subject to various limitations. The benefits of the dividends received deduction to a corporate U.S. holder may, in effect, be reduced or eliminated by many exceptions and restrictions, including holding period, taxable income, debt financing and so-called "extraordinary dividend" provisions in the Internal Revenue Code.

        In the case of a U.S. holder other than a corporation, preferential tax rates may apply to dividend income if the U.S. holder holds the stock for more than 60 days during a specified period of time and certain other requirements are met. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates.

        Sale or Exchange of Stock.    Upon the sale or exchange of our stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's tax basis in the stock (which is generally equal to the price paid by the U.S. holder to acquire the stock). In the case of a U.S. holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the stock exceeds one year. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

        Receipt of Common Stock Upon Conversion of Preferred Stock.    If our preferred stock is convertible into common stock, no gain or loss will be recognized by a U.S. holder upon the conversion of such preferred stock into common stock if no cash is received. A U.S. holder who receives cash in lieu of a fractional share of common stock will generally be treated as having received such fractional share and having exchanged it for cash in a redemption. A holder's tax basis in the common stock received upon conversion will generally be equal to the holder's tax basis in the preferred stock less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon conversion generally will include the period during which the preferred stock was held by such holder.

        Adjustments of Conversion Price in Respect of Preferred Stock.    If our preferred stock is convertible into common stock, adjustments to the conversion price ratio to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an "Adjustment") may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in our assets or earnings and profits as that produced by the Adjustment. The distribution would be treated in the manner described above under "—Dividends."

        Excessive Redemption Price of Preferred Stock.    Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either us or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under "—Dividends." A U.S. holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

        Accrued Dividends on Preferred Stock.    The tax treatment of accrued dividends that are payable upon a redemption of preferred stock will be addressed in the applicable prospectus supplement.

        Other Preferred Stock.    Special tax rules may apply to certain types of preferred stock. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

        Information Reporting and Backup Withholding.    In general, information reporting requirements will apply to payments of dividends on stock and payments of the proceeds of the sale of stock, and a backup withholding tax may apply to such payments if the U.S. holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such U.S. holder's United States federal income tax and may entitle the U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

        The rules governing United States federal income taxation of a non-U.S. holder of common stock and preferred stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the common stock and preferred stock, including any reporting requirements.

        Dividends.    Distributions by us with respect to the common stock or preferred stock that are treated as dividends paid, as described above under "U.S. Holders—Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below under "Non-U.S. Holders—Effectively Connected Income") will be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

        A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

        Sale or Exchange of Stock. A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of our stock unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a "tax home" (as such term is defined in Section 911 of the Internal Revenue Code) in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, or (3) we are characterized as a United States real property holding corporation for United States federal income tax purposes. We believe that we are not currently, and do not anticipate becoming, a United States real property holding corporation.

        Effectively Connected Income. A non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends or gains on the sale or exchange of our stock, to the extent that such dividends or gains are effectively connected with the conduct of a United States trade or business by the non-U.S. holder (or, if a treaty applies, attributable to a permanent establishment in the United States of such non-U.S. holder). If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such income at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

        Receipt of Common Stock Upon Conversion of Preferred Stock.    In general, no United States federal income tax or withholding tax will be imposed upon the conversion of preferred stock into common stock by a non-U.S. holder.

        Adjustments of Conversion Price in Respect of Preferred Stock.    If our preferred stock is convertible into common stock, adjustments to the conversion price ratio to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an "Adjustment") may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in our assets or earnings and profits as that produced by the Adjustment. The distribution would be treated in the manner described above under "—Dividends."

        Excessive Redemption Price of Preferred Stock.    Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either us or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under "—Dividends." A non-U.S. holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

        Accrued Dividends on Preferred Stock.    The tax treatment of accrued dividends that are payable upon a redemption of preferred stock will be addressed in the applicable prospectus supplement.

        Other Preferred Stock.    Special tax rules may apply to certain types of preferred stock. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

        Information Reporting and Backup Withholding.    In general, a backup withholding tax may apply to payments of dividends on our stock and payments of the proceeds of the sale or our stock if the non-U.S. holder fails to provide its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or otherwise establishes an exemption. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's United States federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service. However, United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock or preferred stock effected outside the United States by a foreign office of a broker in accordance with applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in Clause (1), (2), (3) or (4) of the preceding sentence may be subject to backup withholding tax and information reporting requirements under the general rules described above.

        The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the ownership and disposition of our securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Plan of Distribution

        We may sell the securities separately or together:

  •
  through Banc of America Securities LLC or other underwriters or dealers in a public offering and sale by them;

  •
  directly to investors;

  •
  through agents; or

  •
  through any combination of these methods.

        We may sell the securities from time to time in one or more transactions

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the times of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We will set forth in a prospectus supplement the terms of the offering of securities, including:

  •
  the name or names of any agents or underwriters, if in addition to or other than Banc of America Securities LLC;

  •
  the purchase price of the securities being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any stock exchanges or securities associations on which such securities may be listed or quoted.

        If we use Banc of America Securities LLC or other underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship. Banc of America Securities LLC may act as underwriter in connection with at-the-market offerings or negotiated transactions involving our stock.

        Banc of America Securities LLC or other underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may authorize Banc of America Securities LLC or other underwriters or agents to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        Banc of America Securities LLC or other underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We currently do not have an engagement letter with Banc of America Securities LLC or any other broker/dealer to perform services in connection with any proposed transaction or for other services.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on the NYSE may engage in passive market making transactions in the securities on the NYSE in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

        Each share of common stock is sold together with stock purchase rights. These rights are described above under "Description of Capital Stock—Rights Agreement."

Legal Matters

        The validity of the issuance of the securities offered by this prospectus and the applicable supplement(s) will be passed upon by our counsel, Shack Siegel Katz & Flaherty P.C., New York, New York. As of February 20, 2004, shareholders of Shack Siegel Katz & Flaherty P.C. hold a total of 3,750 shares of common stock and options to purchase 85,000 shares of our common stock.

Experts

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

        We have filed a registration statement on Form S-3 with the SEC in connection with this offering (File No. 333-            ). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site found at "www.sec.gov" and can be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005. The SEC's Internet site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        This prospectus and the accompanying supplement(s) are part of the registration statement and do not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus or a supplement to any contract or other document of Midway, you should refer to the exhibits that are a part of the registration statement or the documents incorporated by reference for a copy of the contract or document.

Documents Incorporated by Reference

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we are disclosing important information to you without restating that information in this document. Instead, we are referring you to the documents listed below, and you should consider those documents to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus and the documents listed below.

        We incorporate by reference into this prospectus the documents listed below, all documents that we file under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and all documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including exhibits, until this offering is terminated:

  •
  our annual report on Form 10-K for the year ended December 31, 2002;

  •
  our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  our current reports on Form 8-K filed January 31, 2003, February 7, 2003, February 21, 2003, April 30, 2003, May 2, 2003, May 7, 2003, May 19, 2003, July 21, 2003, July 30, 2003, October 15, 2003, October 21, 2003 and October 30, 2003;

  •
  the description of our common stock and accompanying rights contained in our registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367) filed on October 16, 2003;

  •
  Amendment No. 1 to our annual report on Form 10-K/A for the year ended December 31, 2002;

  •
  Amendment No. 1 to our Form 8-K/A filed February 21, 2003;

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  Amendment No. 1 to our Form 8-K/A filed April 30, 2003; and

  •
  Amendment No. 1 to our quarterly report on Form 10-Q/A for the fiscal quarter ended June 30, 2003.

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at:

    Midway Games Inc.
    2704 West Roscoe Street
    Chicago, IL 60618
    Attention: Deborah K. Fulton, General Counsel
    Telephone: (773) 961-2222

        You should rely only on the information incorporated by reference or contained in this prospectus and the accompanying prospectus supplement(s). We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, the supplement(s) and the documents incorporated by reference is correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of this prospectus and the supplement(s) or any sale of the securities referred to in this prospectus and the supplement(s).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The table below itemizes the expenses in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the SEC registration fee and NYSE listing fee.

Registration fee	$12,670
Accounting fees and expenses	$10,000
Legal fees and expenses	$50,000
Printing expenses	$40,000
NYSE listing application fee	$2,500
Miscellaneous	$4,830

Total	$120,000

Item 15. Indemnification of Directors and Officers.

        The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), by the Amended and Restated Bylaws of the Registrant, as amended (the "Bylaws"), by the Restated Certificate of Incorporation, as amended, of the Registrant (the "Certificate of Incorporation") and by indemnification agreements entered into with directors and officers (the "Indemnity Agreements").

        Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

        The Certificate of Incorporation and Bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

        The Indemnity Agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase that protection.

        The Registrant has purchased an insurance policy that provides coverage for losses of up to an aggregate amount of $20 million arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant. The coverage only applies, however, if indemnity is not available pursuant to the foregoing provisions described in this Item 15.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

        The following exhibits are being furnished herewith or incorporated by reference herein:

Exh. No.	Description
1.1*	Forms of Underwriting Agreements with respect to Common Stock.
1.2*	Forms of Underwriting Agreements with respect to Preferred Stock.
1.3*	Forms of Underwriting Agreements with respect to Warrants.
1.4*	Forms of Underwriting Agreements with respect to Rights.
1.5*	Forms of Underwriting Agreements with respect to Units.
1.6*	Forms of Underwriting Agreements with respect to Purchase Contracts.
4.1	Specimen Certificate of Common Stock, incorporated by reference to the Registrant's registration statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).
4.2
Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Current Report of the Registrant on Form 8-K, filed October 15, 2003 (the "Form 8-K").
4.3*	Forms of Certificates of Designations of Preferred Stock.
4.4*	Forms of Certificates of Preferred Stock.
4.5*	Forms of Warrant Agreements (including Forms of Warrant Certificates).
4.6*	Forms of Rights Agreements (including Forms of Rights Certificates).
4.7*	Forms of Purchase Contracts (including Forms of Purchase Contract Certificates) and, if applicable, Pledge Agreements.
4.8*	Forms of Unit Agreements (including Forms of Unit Certificates).
5.1	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for the Registrant.
12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Redeemable Preferred Stock Dividends.
23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (contained on the signature page).
99.1
Amendment dated as of December 12, 2003, to LC Credit Agreement dated as of March 24, 2003, as amended, and to Forbearance Agreement dated as of August 11, 2003, as amended, among the Registrant, the financial institutions parties (the "Banks") and Bank of America, N.A. as letter of credit issuing bank and as agent for the Banks.
99.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant dated February 17, 2004.

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K incorporated herein by reference.

Item 17. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 25th day of February 2004.

MIDWAY GAMES INC.
By:	/s/ DAVID F. ZUCKER David F. Zucker President and Chief Executive Officer

Power of Attorney

        Each person whose signature to this Registration Statement appears below hereby appoints David F. Zucker, Thomas E. Powell and Deborah K. Fulton, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below (i) any and all amendments (including post-effective amendments), supplements and additions to this registration statement, (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 of the Securities Act of 1933, as amended, and (iii) any and all registration statements filed pursuant to Rule 462 under the Securities Act, of Midway common stock and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Such attorneys-in-fact and agents shall have, and may exercise, all of the powers hereby conferred.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. (*Indicates signed by attorney-in-fact.)

Signature	Title	Date

/s/ DAVID F. ZUCKER David F. Zucker	President and Chief Executive Officer (Principal Executive Officer)	February 25, 2004
/s/ THOMAS E. POWELL Thomas E. Powell	Executive Vice President-Finance, Treasurer and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 25, 2004
/s/ NEIL D. NICASTRO Neil D. Nicastro	Director and Chairman of the Board	February 25, 2004
/s/ HAROLD H. BACH, JR. Harold H. Bach, Jr.	Director	February 25, 2004
/s/ WILLIAM C. BARTHOLOMAY William C. Bartholomay	Director	February 25, 2004

/s/ WILLIAM E. MCKENNA William E. McKenna	Director	February 25, 2004
/s/ NORMAN J. MENELL Norman J. Menell	Director	February 25, 2004
/s/ LOUIS J. NICASTRO Louis J. Nicastro	Director	February 25, 2004
/s/ HARVEY REICH Harvey Reich	Director	February 25, 2004
/s/ IRA S. SHEINFELD Ira S. Sheinfeld	Director	February 25, 2004
/s/ ROBERT N. WAXMAN Robert N. Waxman	Director	February 25, 2004
/s/ JAY N. WHIPPLE III Jay N. Whipple III	Director	February 25, 2004
/s/ RICHARD D. WHITE Richard D. White	Director	February 25, 2004

EXHIBIT INDEX

Exh. No.	Description
1.1*	Forms of Underwriting Agreements with respect to Common Stock.
1.2*	Forms of Underwriting Agreements with respect to Preferred Stock.
1.3*	Forms of Underwriting Agreements with respect to Warrants.
1.4*	Forms of Underwriting Agreements with respect to Rights.
1.5*	Forms of Underwriting Agreements with respect to Units.
1.6*	Forms of Underwriting Agreements with respect to Purchase Contracts.
4.1	Specimen Certificate of Common Stock, incorporated by reference to the Registrant's registration statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).
4.2
Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Current Report of the Registrant on Form 8-K, filed October 15, 2003 (the "Form 8-K").
4.3*	Forms of Certificates of Designations of Preferred Stock.
4.4*	Forms of Certificates of Preferred Stock.
4.5*	Forms of Warrant Agreements (including Forms of Warrant Certificates).
4.6*	Forms of Rights Agreements (including Forms of Rights Certificates).
4.7*	Forms of Purchase Contracts (including Forms of Purchase Contract Certificates) and, if applicable, Pledge Agreements.
4.8*	Forms of Unit Agreements (including Forms of Unit Certificates).
5.1	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for the Registrant.
12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Redeemable Preferred Stock Dividends.
23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (contained on the signature page).
99.1
Amendment dated as of December 12, 2003, to LC Credit Agreement dated as of March 24, 2003, as amended, and to Forbearance Agreement dated as of August 11, 2003, as amended, among the Registrant, the financial institutions parties (the "Banks") and Bank of America, N.A. as letter of credit issuing bank and as agent for the Banks.
99.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant dated February 17, 2004.

*
To be filed by amendment or as an exhibit to a Current Report on Form 8-K incorporated herein by reference.

QuickLinks

Prospectus Summary
About the Offering
About Midway
Risk Factors
Ratio of Earnings to Combined Fixed Charges and Redeemable Preferred Stock Dividends
Forward-Looking Statements
Use of Proceeds
Common Stock Market Price Data
Dividend Policy
Description of Capital Stock
Summary of United States Federal Income Tax Consequences
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Documents Incorporated by Reference
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX